Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fulton Financial Corporation:

We consent to the use of our report dated February 29, 2008, with respect to the consolidated balance sheets of Fulton Financial Corporation as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

December 18, 2008